Deutsche Bank AG
Taunusanlage 12, D-60325
Frankfurt am Main
Federal Republic of Germany



Jeffrey A. Ruiz
Vice President
Telephone: (212) 469-3667


                                               February 20, 2003


Securities and Exchange Commission
SEC Document Control
450 Fifth Street, N.W.
Washington, DC  20549
Attn:  Filing Desk


Dear Sir or Madame:

         Re:  Filing of Schedule 13G -  Bunzl Plc.


Pursuant to Rule 13d-1 of the Securities Exchange Act of 1934, attached is one copy of Schedule 13G with respect to the common stock of the above referenced corporation.

Please acknowledge your receipt of the Schedule 13G by return e-mail confirmation.

                                                 Sincerely,



                                                 Jeffrey A. Ruiz








Enclosures

                          UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                           SCHEDULE 13G
             Under the Securities Exchange Act of 1934
                          (Amendment No. 8)


                             Bunzl Plc.
               ---------------------------------------
                           NAME OF ISSUER:


                   Common Stock ($0.001 Par Value)
               ---------------------------------------
                    TITLE OF CLASS OF SECURITIES

                            1207383076
               ---------------------------------------
                            CUSIP NUMBER

                           December 31, 2002
               ---------------------------------------
       (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
         Schedule is filed:

                  [X] Rule 13d-1(b)

                  [   ]Rule 13d-1(c)

                  [   ]Rule 13d-1(d)

1. NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Bank AG *

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (A) [ ]
          (B) [ ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

    Federal Republic of Germany

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     45,394,150
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  50,277,461
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           13,595

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         50,559,854

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
     SHARES [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.8 %

12. TYPE OF REPORTING PERSON

         HC, CO


*   In accordance with Securities Exchange Act Release No. 39538 (January 12,
    1998), this filing reflects the securities beneficially owned by the Private Clients and Asset Management business group ("PCAM") of Deutsche Bank AG and its subsidiaries and affiliates (collectively, "DBAG"). This filing does not reflect securities, if any, beneficially owned by any other business group of DBAG. Consistent with Rule 13d-4 under the Securities Exchange Act of 1934 ("Act"), this filing shall not be construed as an admission that PCAM is, for purposes of Section 13(d) under the Act, the beneficial owner of any securities covered by the filing.

1. NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Investment Management Americas Inc

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (A) [ ] (B) [ ]


3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

NUMBER OF         5.       SOLE VOTING POWER
SHARES                              13,595
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                            0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                           0
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                                    13,595

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         13,595

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
     SHARES [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.0 %

12. TYPE OF REPORTING PERSON

         IA, CO

1. NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Bank Trust Company Americas

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (A) [ ] (B) [ ]


3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

NUMBER OF         5.       SOLE VOTING POWER
SHARES                              680,927
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                            0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                           680,927
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                                    0

 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         680,927

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
        SHARES [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.1 %

12. TYPE OF REPORTING PERSON

         BK, CO

1. NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Asset Management Investmentgesellschaft mbH

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (A) [ ] (B) [ ]


3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Federal Republic of Germany

NUMBER OF         5.       SOLE VOTING POWER
SHARES                              30,902
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                            0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                           30,902
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                                    0

 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         30,902

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
     SHARES [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.01 %

12. TYPE OF REPORTING PERSON

         IC, CO

1. NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Asset Management Europe GmbH

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (A) [ ] (B) [ ]


3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Federal Republic of Germany

NUMBER OF         5.       SOLE VOTING POWER
SHARES                              5,565
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                            0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                           5,565
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                                    0

 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         5,565

10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
       SHARES [ ]

11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.0 %

12. TYPE OF REPORTING PERSON

         IC, CO

1. NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Asset Management Group Ltd, London

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (A) [ ] (B) [ ]


3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Great Britain

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     44,105,361
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  49,271,065
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         49,271,065

10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
       SHARES [ ]

11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.6 %

12. TYPE OF REPORTING PERSON

    IC, CO

1. NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Trust Bank Limited

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (A) [ ] (B) [ ]


3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Japan

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     0
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  557,800
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         557,800

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
      SHARES [ ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.1 %

12. TYPE OF REPORTING PERSON

    BK, CO

Item 1(a).        Name of Issuer:
                  Bunzl Plc.(the "Issuer")


Item 1(b).        Address of Issuer's Principal Executive Offices:

                  The address of the Issuer's principal executive offices is:

                  110 Park Street, London, W1Y 3RB, United Kingdom.

Item 2(a).        Name of Person Filing:

                  This statement is filed on behalf of Deutsche Bank AG, ("Reporting Person").

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                  The principal place of business of the Reporting Person is:

                           Taunusanlage 12, D-60325
                           Frankfurt am Main
                           Federal Republic of Germany

Item 2(c).        Citizenship:

                  The citizenship of the Reporting Person is set forth on the cover page.

Item 2(d).        Title of Class of Securities:

                  The title of the securities is ordinary shares, which also includes securities held in the form of American Depository Receipts (the "Ordinary Shares").


Item 2(e).        CUSIP Number:

                  The CUSIP number of the Common Stock is set forth on the cover page.


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:


                 (a)  [   ]Broker or dealer registered under section 15 of the
                      Act;

                 (b) [ x ] Bank as defined in section 3(a)(6) of the Act; - Deutsche Bank Trust Company Americas - Deutsche Trust Bank Limited

                 (c) [ ]Insurance Company as defined in section 3(a)(19) of the Act;

                 (d)  [ x ]Investment Company registered
                       under section 8 of the
                       Investment Company Act of 1940;
                       - Deutsche Asset Management Investmentgesellschaft mbH
                       - Deutsche Asset Management Europe GmbH
                       - Deutsche Asset Management Group Limited

                 (e) [ x ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
                       - Deutsche Investment Management Americas Inc


                 (f) [ ] An employee benefit plan, or endowment fund in accordance with Rule 13d-1 (b)(1)(ii)(F);

                 (g) [x ] parent holding company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G); -
                      Deutsche Bank AG, Frankfurt am Main/Germany

                 (h) [ ] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act;

                 (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

                 (j)  [ ] Group, in accordance with Rule 13d-1
                      (b)(1)(ii)(J).

Item 4.           Ownership.
           (a) Amount beneficially owned:

                  The Reporting Person owns the amount of the Common Stock as set forth on the cover page.

           (b)    Percent of class:

                  The Reporting Person owns the percentage of the Common Stock as set forth on the cover page.

          (c)     Number of shares as to which such person has:

                          (i) sole power to vote or to direct the vote:

                           The Reporting Person has the sole power to vote or direct the vote of the Common Stock as set forth on the cover page.

                           (ii) shared power to vote or to direct the vote:

                           The Reporting Person has the shared power to vote or direct the vote of the Common Stock as set forth on the cover page.

                           (iii) sole power to dispose or to direct the disposition of:

                           The Reporting Person has the sole power to dispose or direct the disposition of the Common Stock as set forth on the cover page.

                           (iv) shared power to dispose or to direct the disposition of:

                           The Reporting Person has the shared power to dispose or direct the disposition of the Common Stock as set forth on the cover page.

Item 5.           Ownership of Five Percent or Less of a Class.

                                 Not applicable.


Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                                 Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Subsidiary                              Item 3 Classification

                  Deutsche Investment Management
                  Americas Inc.                           Investment Advisor

                  Deutsche Bank Trust Company Americas    Bank

                  Deutsche Trust Bank Limited             Bank

                  Deutsche Asset Management
                  Investmentgesellschaft mbH              Investment Company

                  Deutsche Asset Management
                  Europe GmbHInvestment Company

                  Deutsche Asset Management
                  Group Limited                           Investment Company


Item 8.           Identification and Classification of Members of the Group.

                                 Not applicable.

Item 9.           Notice of Dissolution of Group.

                                 Not applicable.



Item 10. Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                      SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: 2/20/03


                                     DEUTSCHE BANK AG


                                  By: /s/ Jeffrey A. Ruiz
                                  Name: Jeffrey A. Ruiz
                                  Title: Vice President


                                  By: /s/ Margaret M. Adams
                                  Name: Margaret M. Adams
                                  Title: Director

                                          SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: 2/20/03


                         DEUTSCHE INVESTMENNT MANAGEMENT AMERICAS INC.


                         By: /s/ William G. Butterly III
                         Name: William G. Butterly III
                         Title: Secretary

                                         SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: 2/20/03



                      DEUTSCHE BANK TRUST COMPANY AMERICAS


                      By: /s/ James T. Byrne, Jr.
                      Name: James T. Byrne, Jr.
                      Title: Secretary

                                 SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: 2/20/03


                  DEUTSCHE ASSET MANAGEMENT EUROPE GMBH



                  By: /s/  Michaela Bundschuh
                  Name:  Michaela Bundschuh
                  Title: Global Head of Position Monitoring


                  By: /s/  Susan Seidel
                  Name:  Susan Seidel
                  Title: Vice President

                                             SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





Dated: 2/20/03


                           DEUTSCHE ASSET MANAGEMENT INVESTMENTGESELLSCHAFT MBH



                           By: /s/  Michaela Bundschuh
                           Name:  Michaela Bundschuh
                           Title:    Global Head of Position Monitoring


                           By: /s/  Susan Seidel
                           Name:  Susan Seidel
                           Title:    Vice President

                                     SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: 2/20/03


                                    DEUTSCHE TRUST BANK LIMITED



                                    By: /s/ Mr. Tsukasa Sekizaki
                                    Name: Mr. Tsukasa Sekizaki
                                    Title:   President


                                    By: /s/ Mr. Michael Monaghan
                                    Name: Mr. Michael Monaghan
                                    Title:   Chief Operating Officer

                                     SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





Dated: 2/20/03


                                    DEUTSCHE ASSET MANAGEMENT GROUP LIMITED



                                    By: /s/  Patrick Galligan
                                    Name:  Patrick Galligan
                                    Title:  European Head of Risk Management


                                    By: /s/  Hugh Male
                                    Name:  Hugh Male
                                    Title:  Vice President